Exhibit 99.3

CONSULTING AGREEMENT

AGREEMENT made and entered into as of the 7th day of March, 2013, (the “Agreement”) by and between Empire Global Gaming, Inc., (the “Company”) and Michael Lopez (“Consultant”).

WHEREAS, Company desires to retain the services of Consultant, and

WHEREAS, Consultant is in the business of providing management and consulting services to public companies, and

WHEREAS, Company believes that it is in the best interests of Company to utilize the experience and services of Consultant, it is hereby

AGREED, that the Company hereby retains the services of Consultant under the following terms and conditions:

1.           ENGAGEMENT. The Company agrees to engage Consultant and Consultant agrees to provide management and financial consulting services to Company, as set forth below.

2.           TERM. The term of this Agreement shall be for a period of 12 months, commencing on March 1, 2013.  Thereafter, this Agreement may be extended for periods by the mutual Agreement of the parties hereto. Said extensions must be in writing, executed before the end of the initial term or any extension thereof.

3.           SERVICE. In connection with the terms of this Agreement the Consultant shall perform the following services on behalf of the Company:

A. Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community; and

B.  At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof.

C.  Notwithstanding anything to the contrary, it is understood and agreed that the Consultant’s services provided hereunder shall not include any services constituting (i) the offer or sale of securities, or (ii) directly or indirectly the promotion or maintenance of a market for the Company’s securities.

4.           COMPENSATION. In exchange for the services rendered hereunder by Consultant, the Company hereby agrees to Consultant as follows

A. For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant 2,000,000 shares of the Company's Common Stock (“Shares”).

B.  Company warrants that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Consultant shall have been duly authorized by the Company’s board of directors.

5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

A. The Company will cooperate fully and in a timely manner with Consultant to enable Consultant to perform its obligations hereunder.

B. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law and the by-laws of Company.

6.           REPRESENTATIONS AND WARRANTIES OF THE CONSULTANT. Consultant hereby warrants and represents to the company as follows:

A. He has the authority to enter into this Agreement and perform its obligations hereunder in the time and manner contemplated.

B. He has the requisite skill and experience to perform the services and to carry out and fulfill his duties hereunder.

C. The services to be provided by Consultant to the Company hereunder are not in connection with or related to the offer or sale of securities of the Company in a capital raising transaction nor directly or indirectly relating to the promotion or maintenance of a market for the Company’s securities.

D.  Consultant’s investment in restricted securities is reasonable in relation to the Consultant’s net worth.  Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment.  Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss.  Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares.

E. Consultant is acquiring the Shares for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

F.  Consultant is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

7.           NON-EXCLUSIVE SERVICES. The Company understands that Consultant and its agents are currently providing certain consultant services to other individuals or companies and Consultant and its agents shall not be prevented or estopped from rendering such services or services of the same or similar nature required under this Agreement, to any other individual or entity. Furthermore, Consultant understands and agrees that the Company shall be entitled to retain other persons or entities to provide services of the same or similar nature to Company as those provided here-under by Consultant.

8.           ALLOCATION OF TIME AND ENERGIES.  The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations.  Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder.  Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner.  The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement.  It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

9.           NOTICES. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:	Empire Global Gaming, Inc. 555 Woodside Avenue Bellport, New York 11713 Phone: (877) 643-3200

To the Consultant:	Michael Lopez 67 Kent Road Island Park, NY 11558

Either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 10.

11.           SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged.

12.           APPLICABLE LAW. This Agreement shall be exclusively governed by, construed and enforced by the laws of the State or New York without giving effect to the principals of conflict of law.  The parties agree that Nassau County, New York will be the exclusive venue of any dispute and will have exclusive jurisdiction over all parties.

13.           OTHER AGREEMENTS. This Agreement supersedes all prior understandings and Agreements between the parties. It may not be amended orally, but only by a writing signed by parties.

14.           HEADING. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the instrument.

16.           STATUS AS INDEPENDENT CONTRACTOR.  Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company.  Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.  Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters.  Neither the Company nor the Consultant possesses the authority to bind each other in any Agreements without the express written consent of the entity to be bound.

17.           WAIVER.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

“CONSULTANT”

By:
Michael Lopez

“COMPANY” EMPIRE GLOBAL GAMING, INC.

By:
Nicholas Sorge, Sr., President